As filed with the Securities and Exchange Commission on November 2, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXSTAR BROADCASTING GROUP, INC.

NEXSTAR BROADCASTING, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	23-3083125 23-3063152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5215 North O’Connor Boulevard, Suite 1400

Irving, Texas 75039

(972) 373-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Perry A. Sook

President and Chief Executive Officer

5215 North O’Connor Boulevard, Suite 1400

Irving, Texas 75039

(972) 373-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq.

Jason K. Zachary, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

(212) 446–6460 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)(3)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering:
Class A common stock, par value $0.01 per share			(2)	(2)
Preferred stock, par value $0.01 per share			(2)	(2)
Debt securities			(2)	(2)
Guarantee of Debt securities(4)			(2)	(2)
Warrants			(2)	(2)
Debt securities of Nexstar Broadcasting, Inc.			(2)	(2)
Guarantees of Debt securities of Nexstar Broadcasting, Inc.(4).			(2)	(2)
Total Primary Offering	$300,000,000		$300,000,000	$40,920(5)
Secondary Offering:
Class A common stock, par value $0.01 per share	16,515,384	10.47(6)(7)	$172,916,070(6)(7)	$23,586(6)(7)
Total			$472,916,070	$64,506

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	With respect to the primary offering, not required to be included pursuant to General Instruction II.D of Form S-3.
(3)	We are registering an indeterminate aggregate principal amount and number of securities of each identified class of securities up to a proposed aggregate offering price of $300,000,000, which may be offered from time to time in unspecified numbers and at indeterminate prices, as may be issued upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions. In addition, up to 16,515,384 shares of our Class A common stock may be sold pursuant to this registration statement by the selling stockholders described herein.
(4)	No separate consideration will be received for the guarantees.
(5)	Calculated pursuant to Rule 457(o) under the Securities Act.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average high and low prices of our Class A common stock on The NASDAQ Global Market on October 31, 2012.
(7)	Pursuant to Rule 416(a) of the Securities Act, the number of shares of Class A common stock registered for secondary offerings by the selling stockholders includes such indeterminate number of shares as may be issuable to prevent dilution as a result of stock splits, stock dividends and similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2012

PROSPECTUS

$300,000,000

Nexstar Broadcasting Group, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

Nexstar Broadcasting, Inc.

Debt Securities

Guarantees of Debt Securities

16,515,384 Shares of Class A Common Stock

Offered by Selling Stockholders

Nexstar Broadcasting Group, Inc. (the “Company”), from time to time, may offer to sell Class A common stock, preferred stock, debt securities and warrants in one or more primary offerings of up to $300,000,000 in aggregate dollar amount. The preferred stock, debt securities and warrants may be convertible into or exercisable or exchangeable for our Class A common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our principal operating subsidiary, Nexstar Broadcasting, Inc. (“NBI”), may guarantee some or all of our debt securities as well as one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

NBI may also offer, from time to time, debt securities. Nexstar Broadcasting Group, Inc. may fully and unconditionally guarantee all payment obligations due on the debt securities issued by NBI, as described in this prospectus and in an applicable prospectus supplement. However, Nexstar Broadcasting Group, Inc. will not be considered a guarantor (as defined in the applicable indenture) for any purpose under any indenture and will not be subject to any indenture (other than its guarantee).

In addition to the primary offering of securities described above, ABRY Broadcast Partners II, L.P., ABRY Broadcast Partners III, L.P. and affiliated entities (collectively, “ABRY”) hold shares of our Class A common stock and Class B common stock. Assuming conversion of all shares of Class B common stock held by ABRY, ABRY, as selling stockholder, may from time to time sell up to 16,515,384 shares of our Class A common stock. We will not receive any proceeds from the sale, if any, of Class A common stock by the selling stockholders pursuant to this prospectus, but we may pay certain registration and offering fees and expenses.

In the event that the shares of Class B common stock represent less than 10% of the total common stock of the Company outstanding, the date of such event will constitute the Class B conversion date and, among other things, all shares of Class B common stock then outstanding will automatically convert into shares of Class A common stock. See “Description of Common Stock” on page 6 of this prospectus.

Our Class A common stock is traded on The NASDAQ Global Market under the symbol “NXST.” On November 1, 2012, the last reported sale price of our Class A common stock on The NASDAQ Global Market was $11.06 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” on page 2.

This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we and NBI may from time to time sell any combination of the securities described in this prospectus in one or more offerings and the selling stockholders named herein may, from time to time, sell Class A common stock in one or more offerings.

This prospectus provides you with a general description of the securities that we and NBI may offer as well as the shares of Class A common stock that the selling stockholders may offer. Each time we or NBI, as the case may be, sell securities or the selling stockholders sell shares of Class A common stock, we will provide a prospectus supplement that contains specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement. The prospectus supplement may add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should assume that the information in this prospectus is accurate only as of the date of this prospectus.

Unless the context otherwise indicates, the terms “Nexstar,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Nexstar Broadcasting Group, Inc. and its subsidiaries. References to “NBI” refer to Nexstar Broadcasting, Inc. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

i

WHERE YOU CAN FIND MORE INFORMATION

Nexstar Broadcasting Group, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy the information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Our website address is located at http://www.nexstar.tv. Through links on the News portion of our website, we make available free of charge our Annual Report on Form 10–K, Quarterly Reports on Form 10–Q, Current Reports on Form 8–K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information contained on our website does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room, as well as through the SEC’s Web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Nexstar Broadcasting Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 (filed with the SEC on March 15, 2012) and Form 10-K/A (filed with the SEC on March 16, 2012);

•

Nexstar Broadcasting Group, Inc.’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012 (filed with the SEC on May 9, 2012), for the period ended June 30, 2012 (filed with the SEC on August 8, 2012) and Form 10-Q/A for the period ended June 30, 2012 (filed with the SEC on September 7, 2012);

•

The portions of Nexstar Broadcasting Group, Inc.’s Definitive Proxy Statement on Schedule 14A filed on April 19, 2012, that are incorporated by reference into Part III of its Annual Report on Form 10-K for the year ended December 31, 2011;

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Nexstar Broadcasting Group, Inc.’s Current Reports on Form 8-K filed with the SEC on May 31, 2012, July 24, 2012, September 17, 2012, October 2, 2012, October 3, 2012, October 24, 2012 and October 25, 2012 (two filings); and

•

The description of our Class A common stock, $0.01 par value per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the SEC on April 25, 2002 (Registration No. 333-86994).

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the completion of the offering of all securities covered by the respective prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Nexstar Broadcasting Group, Inc.

5215 N. O’Connor Blvd., Suite 1400

Irving, Texas 75039

(972) 373-8800

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements regarding, among other things, our plans, strategies and prospects. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections or expectations of earnings, revenue, financial performance, liquidity and capital resources or other financial items; any assumptions or projections about the television broadcasting industry, any statements of our plans, strategies and objectives for our future operations, performance, liquidity and capital resources or other financial items; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ from a projection or assumption in any of our forward-looking statements. Our future financial position and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties, see “Risk Factors” included elsewhere in this prospectus and the documents incorporated herein by reference. The forward-looking statements made in this prospectus are made only as of the date hereof, and we do not have or undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances unless otherwise required by law.

NEXSTAR BROADCASTING GROUP, INC.

Overview

We are a television broadcasting and digital media company focused exclusively on the acquisition, development and operation of television stations and interactive community websites in small to medium-sized markets in the United States, primarily markets that rank from 35 to 150 out of the 210 generally recognized television markets, as reported by A.C. Nielsen Company. As of June 30, 2012, we owned, operated, programmed or provided sales and other services to 55 television stations and 11 digital multicast channels, including those owned by Mission Broadcasting, Inc. (“Mission”), in 32 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama, New York, Florida, Wisconsin and Michigan. In 20 of the 32 markets that we serve, we own, operate, program or provide sales and other services to more than one station. We refer to these markets as duopoly markets. The stations we own or provide services to are affiliates of NBC (12 stations), CBS (11 stations), ABC (11 stations), FOX (11 stations), MyNetworkTV (5 stations and one digital multicast channel), The CW (2 stations) and Bounce TV (10 digital multicast channels) and three of our stations are independent.

On July 18, 2012, NBI and Mission each entered into an asset purchase agreement with Newport Television LLC and Newport Television License LLC (collectively, “Newport”) to acquire twelve television stations and associated digital sub-channels in eight markets and Newport’s Inergize Digital Media operations (collectively, the “Newport Assets”) for total consideration of $285.5 million in cash. NBI will acquire ten stations in Salt Lake City, Utah, Memphis, Tennessee, Syracuse, New York, Binghamton, New York, Elmira, New York, Watertown, New York and Jackson, Tennessee, as well as Newport’s Inergize Digital Media operations and Mission will acquire two stations in Little Rock, Arkansas. Our stations, including the Newport Assets, reach approximately 12.9 million viewers or 11.3% of all U.S. television households.

We believe that medium-sized markets offer significant advantages over large-sized markets, most of which result from a lower level of competition. First, because there are fewer well-capitalized acquirers with a medium-market focus, we have been successful in purchasing stations on more favorable terms than acquirers of large market stations. Second, in the majority of our markets only five or fewer local commercial television stations exist. As a result, we achieve lower programming costs than stations in larger markets because the supply of quality programming exceeds the demand.

We seek to grow our revenue and broadcast cash flow by increasing the audience and revenue shares of the stations we own, operate, program or provide sales and other services to, as well as through our growing portfolio of Internet-based products and services. We strive to increase the audience share of the stations by creating a strong local broadcasting presence based on highly rated local news, local sports coverage and active community sponsorship. We seek to improve revenue share by employing and supporting a high-quality local sales force that leverages the stations’ strong local brand and community presence with local advertisers. We further improve broadcast cash flow by maintaining strict control over operating and programming costs. The benefits achieved through these initiatives are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency.

Our principal offices are at 5215 North O’Connor Blvd., Suite 1400, Irving, Texas 75039. Our telephone number is (972) 373-8800 and our website is http://www.nexstar.tv. The information found on our website is not part of this prospectus.

Our Relationship With Mission

Through various local service agreements with Mission, we currently provide sales, programming and other services to 17 television stations that are owned and operated by Mission. Mission is 100% owned by independent third parties. We do not own Mission or any of its television stations. In compliance with Federal Communications Commission (“FCC”) regulations for both us and Mission, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. However, we are deemed under GAAP to have a controlling financial interest in Mission because of (i) the local service agreements Nexstar has with the Mission stations, (ii) Nexstar’s guarantee of the obligations incurred under Mission’s senior secured credit facility, (iii) Nexstar having power over significant activities affecting Mission’s economic performance, including budgeting for advertising revenue, advertising and hiring and firing of sales force personnel, (iv) purchase options granted by Mission that permit Nexstar to acquire the assets and assume the liabilities of each Mission station, subject to FCC consent and (v) an option granted by Mission’s Shareholders that permits Nexstar to purchase any or all of Mission’s stock, subject to FCC consent. Therefore, Mission is consolidated into our financial statements.

NEXSTAR BROADCASTING, INC.

Nexstar Broadcasting, Inc. is a corporation formed in Delaware and is an indirect wholly-owned subsidiary of Nexstar Broadcasting Group, Inc. The principal executive office of NBI is 5215 North O’Connor Blvd., Suite 1400, Irving, Texas 75039. The telephone number of NBI is (972) 373-8800.

Copies of the certificate of incorporation and bylaws of NBI have been filed with the SEC.

RISK FACTORS

Our business is subject to significant risks. You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012, as amended on Form 10-K/A, filed with the SEC on March 16, 2012, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” on page ii of this prospectus.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by us and NBI under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include financing of acquisitions and capital expenditures, additions to working capital and repayment or redemption of existing indebtedness.

Unless otherwise indicated in any applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our Class A common stock by any selling stockholder named in such prospectus supplement. All of the shares of Class A common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own account. We may, however, bear a portion of the expenses of the offering of Class A common stock by the selling stockholders, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth the combined ratio of earnings to fixed charges and preferred dividends for NBI and Mission for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

The ratio of earnings to fixed charges and preferred dividends was computed by dividing earnings from continuing operations before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, including the amortization of debt discounts and financing costs, and a portion of rent expense deemed representative of the interest factor.

	Six Months Ended June 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
	(in thousands)	(in thousands)
Ratio of earnings to fixed charges	1.57	—	1.22	—	—	—
Deficiency to cover fixed charges(1)	$ —	$3,955	$—	$24,256	$72,599	$474

(1)	Coverage deficiency represents the amount by which earnings were insufficient to cover fixed charges.

Dividends paid on preferred securities issued would be included as fixed charges and therefore impact the ratio of earnings to combined fixed charges and preferred dividends. As of the date of this prospectus, we have not issued any shares of our preferred stock.

SELLING STOCKHOLDERS

ABRY, including their transferees, pledges or donees or their successors, may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of 16,515,384 shares of our Class A common stock. We do not know when or in what amounts ABRY may offer shares of our Class A common stock for sale, or whether or which entities that hold shares of our Class A common stock that are deemed to be beneficially owned by ABRY will participate in any such offering. If required, the prospectus supplement for any offering by the selling stockholders of shares of our Class A common stock will include the following information:

•	the name of each participating selling stockholder;

•

the nature of any position, office or other material relationship which each selling stockholder has had within the past three years with us or any of our predecessors or affiliates that is not otherwise described this prospectus;

•	the number of shares of Class A common stock held by each selling stockholder prior to the offering;

•	the number of shares of Class A common stock to be offered for each selling stockholder’s account; and

•

the number, and, if applicable, the percentage of shares of Class A common stock held by each of the selling stockholders before and after completion of the sale of the maximum number of shares that may be offered by such selling stockholder under such prospectus supplement.

Alternatively, we may provide this information in a post-effective amendment to the registration statement of which this prospectus forms a part, or in a periodic or current report that we file pursuant to Section 13 or 15(d) of the Exchange Act and that is incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” for more information.

The following table sets forth the amount of our common stock beneficially owned by ABRY as of October 31, 2012, and the maximum number of shares of Class A common stock that may be offered by ABRY hereby. The shares that may be sold by ABRY were acquired by ABRY between 1996 and 2003 pursuant to various investments in common membership interests of Nexstar Broadcasting Group, L.L.C. and another entity that was controlled by ABRY that was ultimately acquired by Nexstar Broadcasting Group, L.L.C. prior to our initial public offering, which we refer to collectively as our predecessor. In connection with our initial public offering, all of ABRY’s common membership interests in our predecessor were converted into shares of Class A common stock and Class B common stock. These transactions were exempt from the registration provisions of the Securities Act. Five of our current directors, Messrs. Brooks, Grossman, Stone, Yosef-Or and Yudkoff, hold positions at ABRY. Mr. Yosef-Or is a Principal at ABRY; Mr. Stone is a Partner of ABRY; Messrs. Brooks and Grossman each serve as a Managing Partner of ABRY. Mr. Yudkoff is a Founder of ABRY. Because ABRY may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by ABRY after completion of this offering. For purposes of this table, however, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by ABRY.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our Class A and Class B common stock. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. The percentages in the table are based on 15,608,131 shares of our Class A common stock and 13,411,588 shares of our Class B common stock outstanding as of October 31, 2012. The following table may be expanded or supplemented in prospectus supplements as new information becomes available to us. All information contained in the table is based upon information provided to us by ABRY, and we have not independently verified this information.

All of the Class A common stock to be offered by the selling stockholders under the registration statement of which this prospectus is a part (or securities convertible into such shares) is issued and outstanding as of the date of the filing of the registration statement of which this prospectus is a part. The selling stockholders may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act.

	Shares Beneficially Owned Prior to the Offering							Shares Beneficially Owned After the Offering(1)
	Class A Common Stock		Class B Common Stock				Shares Offered Hereby	Class A Common Stock		Class B Common Stock
Name of Selling Stockholder	Number	Percentage	Number		Percentage	Total Voting Power	Number	Number	Percentage	Number	Percentage
Funds advised by ABRY Partners, LLC	3,490,883	22.4%	13,024,501	(2)(3)	97.1%	89.3%	16,515,384	—	—%	—	—%

(1)	Represents 7,147,964 shares of Class B common stock owned by ABRY Broadcast Partners II, L.P. and 3,490,883 shares of Class A common stock and 5,876,537 shares of Class B common stock owned by ABRY Broadcast Partners III, L.P., which are affiliates of ABRY Partners, LLC. Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III, LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings, LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P. The address of ABRY is 111 Huntington Avenue, 29th Floor, Boston, Massachusetts 02199. The registration of these shares does not necessarily mean that the funds advised by ABRY will sell all or any portion of the shares covered by this prospectus.
(2)	Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock (i) upon any transfer of such share of Class B common stock to any one other than ABRY, an affiliate of ABRY or Mr. Sook, our chief executive officer, or (ii) if the Class B common stock represents less than 10% of the total common stock outstanding of the Company. The information set forth in the table with respect to Class A common stock does not reflect the shares of Class A common stock that are issuable upon conversion of the shares of Class B common stock listed in the table. In the event that ABRY sells the maximum number of shares offered by it pursuant to this prospectus, then all shares of Class B common stock, including shares of Class B common stock not owned by ABRY, will automatically convert into shares of Class A common stock, and following such sale, we will have no shares of Class B common stock outstanding.
(3)	ABRY will convert, effective immediately prior to such sale, that same number of shares of Class B common stock into an equivalent number of shares of Class A common stock.

Material Relationships

Retransmission Agreement

Nexstar is party to a retransmission consent agreement with an affiliate of Atlantic Broadband Finance, LLC (“Atlantic Broadband”) and with Grande Communications Networks, Inc. (“Grande Communications”), national cable systems operators. FCC rules require Nexstar to enter into either a retransmission consent or “must carry” agreement with every cable company that operates in any of its markets. Atlantic Broadband operates in the Hagerstown, MD; Erie, PA; Altoona, PA and Wilkes-Barre, PA markets and Grande Communications operates in the Odessa-Midland, TX market. Accordingly, pursuant to FCC rules, Nexstar entered into retransmission consent agreements with these companies. Revenue recognized from the agreements with Atlantic Broadband was $0.8 million, $0.7 million and $0.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. Revenue recognized from the Grande Communications agreement was $0.1 million for the year ended December 31, 2011.

Affiliates of ABRY hold a controlling equity stake in Atlantic Broadband and Grande Communications. Five of our directors, Messrs. Brooks, Grossman, Stone, Yosef-Or and Yudkoff, hold positions at ABRY. Mr. Yosef-Or is a Principal at ABRY; Mr. Stone is a Partner of ABRY; Messrs. Brooks and Grossman each serve as a Managing Partner of ABRY. Mr. Yudkoff is a Founder of ABRY. Mr. Grossman currently serves as a member of the board of directors of Atlantic Broadband and Grande Communications.

Directors and Officers

We indemnify each of our current directors and executive officers to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Five of our directors, Messrs. Brooks, Grossman, Stone, Yosef-Or and Yudkoff, hold positions at ABRY. Mr. Yosef-Or is a Principal at ABRY; Mr. Stone is a Partner of ABRY; Messrs. Brooks and Grossman each serve as a Managing Partner of ABRY. Mr. Yudkoff is a Founder of ABRY. For a description of the ownership of ABRY, see footnote (1) to the table above.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws, each of which has been filed with the SEC.

General

As of date of this prospectus, we are authorized to issue up to 100,000,000 shares of Class A common stock, $0.01 par value, 20,000,000 shares of Class B common stock, $0.01 par value, 5,000,000 shares of Class C common stock, $0.01 par value, and 200,000 shares of undesignated preferred stock, $0.01 par value. As of October 31, 2012, there were 15,608,131 shares of Class A common stock, 13,411,588 shares of Class B common stock and no shares of Class C common stock or preferred stock outstanding.

Voting Rights

The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our amended and restated certificate of incorporation generally must be approved by at least a majority of the combined voting power of all Class A common stock and Class B common stock voting together as a single class. However, amendments to our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

The holders of Class C stock have no voting rights but otherwise generally have the same rights as the holders of Class A common stock and Class B common stock.

Conversion Rights

Our Class B common stock and Class C common stock are convertible as follows, subject to obtaining any necessary approvals of the FCC:

•	holders of shares of our Class B common stock or Class C common stock may elect at any time to convert their shares into an equal number of shares of Class A common stock;

•

upon transfer to anyone other than ABRY, an affiliate of ABRY or Perry A. Sook, our Chief Executive Officer, the Class B common stock will automatically convert into Class A common stock on a one-for-one basis; and

•	if the Class B common stock represents less than 10% of the total common stock outstanding, all of the Class B common stock will automatically convert into Class A common stock on a one-for-one basis.

Dividends

Holders of Class A common stock, Class B common stock and Class C common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock, Class B common stock and

Class C common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, shares of Class B common stock may be paid only to holders of Class B common stock and shares of Class C common stock may be paid only to holders of Class C common stock; and (2) shares shall be paid proportionally with respect to each outstanding share of Class A common stock, Class B common stock and Class C common stock.

Other Rights

On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of either class of common stock are subject to redemption and upon completion of the reorganization, all the outstanding shares of Class A common stock, Class B common stock and Class C common stock will be legally issued, fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws

The following is a summary of certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized But Unissued Shares

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with some exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. As permitted by Section 203, we have elected not to be governed by Section 203 with respect to ABRY and any entity controlled by ABRY, and therefore, unless our amended and restated certificate of incorporation is amended, neither ABRY nor any such entity shall be deemed to be an “interested stockholder.” The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for our common stock.

Transfer Agent and Registrar

The transfer agent and registrar of our Class A common stock is American Stock Transfer & Trust Company.

Listing

Our Class A common stock is listed on The NASDAQ Global Market under the symbol “NXST.”

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the preferred stock sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. Particular terms of the preferred stock offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to any series of preferred stock so offered will be described in the prospectus supplement relating to that preferred stock. You should also read the more detailed provisions of our amended and restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of our amended and restated certificate of incorporation, which has been filed with the SEC, and the certificate of designation relating to a particular series of preferred stock.

General

Under our amended and restated certificate of incorporation and amended and restated by-laws, our board of directors is authorized without further stockholder action to adopt resolutions, by an affirmative vote of a majority of the board, providing for the issuance of up to 200,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to fix by resolution any of the powers, designations, preferences and relative dividend participation, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and the number of shares constituting each such series. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. As of the date of this prospectus, we had no shares of preferred stock outstanding.

The prospectus supplement relating to a particular series of preferred stock offered will describe the specific terms thereof, including, where applicable:

•	the title, designation, number of shares and stated value of the preferred stock;

•	the price at which the preferred stock will be issued;

•

the dividend rates, if any (or method of calculation), whether that rate is fixed or variable or both, and the dates on which dividends will be payable, whether those dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

•	the dates on which the preferred stock will be subject to redemption and the applicable redemption prices;

•	any redemption or sinking fund provisions;

•	the convertibility or exchangeability of the preferred stock;

•	if other than United States dollars, the currency or currencies (including composite currencies) in which the preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the preferred stock may be calculated and any commodities, currencies or indices, or the value, rate or price relevant to that calculation;

•	the place where dividends and other payments on the preferred stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the preferred stock;

•	any listing of the preferred stock on any securities exchange; and

•	any additional dividend, liquidation, redemption, preemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

The federal income tax consequences and special considerations applicable to any series of preferred stock will be generally described in the prospectus supplement related thereto.

Rank

Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank pari passu as to dividends and liquidation rights in all respects with each other series of preferred stock.

Dividends

Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends out of our assets legally available for payment, at those rates and on the dates as will be set forth in the prospectus supplement relating to that series of preferred stock. Each dividend will be payable to holders of record as they appear on our stock books on the record dates fixed by our board of directors or a duly authorized committee thereof. Different series of preferred stock may be entitled to dividends at different rates or based upon different methods of determination. Those rates may be fixed or variable or both. Dividends on any series of preferred stock may be cumulative or noncumulative as provided in the prospectus supplement relating thereto. Except as provided in the related prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Rights

Unless otherwise stated in the related prospectus supplement, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to that series of preferred stock upon liquidation, liquidating distributions in an amount set forth in the prospectus supplement related to that series of preferred stock, plus an amount equal to all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if that series of preferred stock is cumulative, for all dividend periods prior thereto, all as set forth in the prospectus supplement with respect to that series of preferred stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, amounts payable with respect to a series of preferred stock and any other shares of our capital stock ranking pari passu as to any distribution with that series of preferred stock are not paid in full, holders of that series of preferred stock and of such other shares will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment in full of the liquidating distribution to which they are entitled, holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, our consolidation or merger with or into any other corporation, nor the merger or consolidation of any other corporation into or with us, will be deemed to be a liquidation, dissolution or winding up of us.

Redemption and Sinking Fund

The terms, if any, on which shares of a series of preferred stock may be subject to optional or mandatory redemption, in whole or in part, or may have the benefit of a sinking fund, will be set forth in the prospectus supplement relating to that series. Restrictions, if any, on our repurchase or redemption of shares of a series of preferred stock while there is an arrearage in the payment of dividends or sinking fund installments will be set forth in the prospectus supplement relating to that series.

Voting Rights

The voting rights attaching to any series of preferred stock will be described in the applicable prospectus supplement.

Conversion and Exchange Rights

The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable will be set forth in the prospectus supplement relating thereto. The prospectus supplement will describe the securities or rights into which the shares of preferred stock are convertible or exchangeable (which may include other preferred stock, debt securities, common stock, warrants or other of our securities or rights (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which those conversions or exchanges will be effected including the initial conversion or exchange prices or rules, the conversion or exchange period and any other related provisions. Those terms may include provisions for conversion or exchange, the exchange or conversion period, provisions as to whether the conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the consideration to be received by holders of that series of preferred stock would be calculated as of a time and in the manner stated in the prospectus supplement.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be designated in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF NEXSTAR BROADCASTING GROUP, INC.

We may offer debt securities, which will be issued under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee and the guarantors party thereto. Subject to certain exceptions, NBI’s senior secured credit facility contains covenants that restrict our ability to, among other things, incur additional indebtedness or guarantees.

We have summarized certain general features of the debt securities from the indenture. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	whether securities issued will be secured or unsecured, and if secured, what the collateral will consist of;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any restriction or condition on the transferability of the securities;

•	any addition or change in the provisions related to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may offer warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The description in the applicable prospectus supplement of any warrants we offer does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. You should read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

General

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF NEXSTAR BROADCASTING, INC.

NBI may offer debt securities, which will be issued under an indenture to be entered into between NBI and Wells Fargo Bank, National Association, as trustee, and the guarantors party thereto. Subject to certain exceptions, NBI’s senior secured credit facility contains covenants that restrict NBI’s ability to, among other things, incur additional indebtedness or guarantees.

We have summarized certain general features of the debt securities from the indenture. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	whether securities issued will be secured or unsecured, and if secured, what the collateral will consist of;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any restriction or condition on the transferability of the securities;

•	any addition or change in the provisions related to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

The payment obligations of NBI pursuant to the debt securities may be fully and unconditionally guaranteed by Nexstar Broadcasting Group, Inc. However, Nexstar Broadcasting Group, Inc. will not be considered a guarantor (as defined in the applicable indenture) for any purpose under any indenture and will not be subject to any indenture (other than its guarantee).

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We and NBI may sell the securities and the selling stockholders may sell any of the Class A common stock offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public;

•	through a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

We and NBI may also sell the securities and the selling stockholders may sell any of the Class A common stock offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which the underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We and NBI will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation paid to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Any Class A common stock sold pursuant to a prospectus supplement will be listed on The NASDAQ Global Market, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Kirkland & Ellis LLP, New York, New York (a limited liability partnership that includes professional corporations). In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by a member of the legal department at the Company and/or Kirkland & Ellis LLP, New York, New York (a limited liability partnership that includes professional corporations), and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the WFRV, WJMN, GoLocal.Biz and WEHT businesses due to their acquisition by Nexstar Broadcasting Group, Inc. during 2011) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of the High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Binghamton, NY; Elmira, NY; Jackson, TN; Little Rock, AR; Memphis, TN; Salt Lake City, UT; Syracuse, NY; and Watertown, NY; along with Inergize Digital and the New York Hub Operating Divisions as of December 31, 2011, December 31, 2010 and December 31, 2009 and for each of the three years in the period ended December 31, 2011, included in this prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report appearing herein.

INDEX TO FINANCIAL STATEMENTS

High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Binghamton, NY; Elmira, NY; Jackson, TN; Little Rock, AR; Memphis, TN; Salt Lake City, UT; Syracuse, NY; and Watertown, NY; along with Inergize Digital and the New York Hub Operating Divisions (“The Combined Group”) Audited Financial Statements

Report of Independent Certified Public Accounts	F-2
Combined Balance Sheets as of December 31, 2011, 2010 and 2009	F-3
Combined Statements of Operations for the Years Ended December 31, 2011, 2010 and 2009	F-4
Combined Statements of Changes in Owners’ Equity for the Years Ended December 31, 2011, 2010 and 2009	F-5
Combined Statements of Cash Flows for the Years Ended December 31, 2011, 2010 and 2009	F-6
Notes to Combined Financial Statements	F-7

The Combined Group Unaudited Financial Statements
Combined Balance Sheets as of June 30, 2012 and December 31, 2011	F-16
Combined Statements of Income for the Three and Six Months Ended June 30, 2012 and 2011	F-17
Combined Statement of Changes in Owners’ Equity for the Six Months Ended June 30, 2012	F-18
Combined Statements of Cash Flows for the Six Months Ended June 30, 2012 and 2011	F-19
Notes to Combined Financial Statements	F-20

Report of Independent Certified Public Accountants

Board of Directors

Nexstar Broadcasting, Inc.

We have audited the accompanying combined balance sheets of High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Binghamton, NY; Elmira, NY; Jackson, TN; Little Rock, AR; Memphis, TN; Salt Lake City, UT; Syracuse, NY; Watertown, NY; along with Inergize Digital and the New York Hub Operating Divisions (See Note A to the financial statements) (“The Combined Group”) as of December 31, 2011, 2010 and 2009 and the related combined statements of operations, changes in owners’ equity and cash flows for the years then ended. These financial statements are the responsibility of The Combined Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the The Combined Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the High Plains Broadcasting Operating Company LLC and Newport Television LLC Stations in Binghamton, NY; Elmira, NY; Jackson, TN; Little Rock, AR; Memphis, TN; Salt Lake City, UT; Syracuse, NY; Watertown, NY; along with Inergize Digital and the New York Hub Operating Divisions as of December 31, 2011, 2010 and 2009 and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Wichita, Kansas

October 15, 2012

The Combined Group

COMBINED BALANCE SHEETS

(in thousands, except share information)

	December 31,
	2011	2010	2009
Current Assets
Accounts receivable, less allowance of $389, $433, and $359, respectively	$18,461	$16,528	$15,943
Program rights	3,778	4,248	5,948
Prepaid expenses and other current assets	722	502	502

Total current assets	22,961	21,278	22,393
Property and Equipment
Land, buildings and improvements	13,802	13,596	13,547
Towers, transmitters and studio equipment	53,373	50,547	48,870
Furniture and other equipment	4,227	3,172	2,800
Construction in progress	246	2,108	660

	71,648	69,423	65,877
Less accumulated depreciation	23,566	17,827	11,171

	48,082	51,596	54,706
Intangible Assets
Definite-lived intangibles, net of accumulated amortization of $1,946, $1,438, and $2,502, respectively	2,590	3,098	3,746
Indefinite-lived intangibles—licenses	73,966	73,966	73,966
Goodwill	18,421	18,421	18,421
Other Noncurrent Assets
Program rights	2,305	2,766	4,119
Other noncurrent assets	1,249	1,348	1,461

Total assets	$169,574	$172,473	$178,812

Current Liabilities
Accounts payable	$2,733	$3,517	$3,282
Accrued expenses	2,281	1,815	2,024
Program rights payable	6,291	6,314	8,165
Other current liabilities	62	70	27

Total current liabilities	11,367	11,716	13,498
Noncurrent Liabilities
Program rights payable	3,565	4,033	5,382
Other noncurrent liabilities	18	3	3

Total liabilities	14,950	15,752	18,883

Commitments and Contingencies

Owners’ Equity	154,624	156,721	159,929

Total liabilities and owners’ equity	$169,574	$172,473	$178,812

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF OPERATIONS

(in thousands, except share information)

	Year ended December 31,
	2011	2010	2009
Net revenue	$96,915	$95,983	$84,293
Operating expenses
Direct operating expenses	33,149	34,250	35,477
Selling, general & administrative expenses	32,017	31,750	30,666
Corporate expense allocation	3,307	3,570	5,352
Depreciation & amortization	7,261	7,938	7,745
Impairment of goodwill and other intangibles	—	—	8,074
Loss on disposal of property and equipment	893	1,289	4,625

Operating income (loss)	20,288	17,186	(7,646)

Other income (expense)
Interest income	—	1	3
Equity in losses of nonconsolidated affiliates	(410)	(395)	(392)

Income (loss) before income taxes	19,878	16,792	(8,035)

Income taxes	295	114	—

Net income (loss)	$19,583	$16,678	$(8,035)

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF CHANGES IN OWNERS’ EQUITY

(in thousands, except share information)

Years ended December 31, 2011, 2010 and 2009

Owners’ equity
Balance at January 1, 2009	$180,375
Net loss	(8,035)
Net distribution to owners	(12,411)

Balance at December 31, 2009	159,929
Net income	16,678
Net distribution to owners	(19,886)

Balance at December 31, 2010	156,721
Net income	19,583
Net distribution to owners	(21,680)

Balance at December 31, 2011	$154,624

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF CASH FLOWS

(in thousands, except share information)

	Year ended December 31,
	2011	2010	2009
Cash flows from operating activities
Net income (loss)	$19,583	$16,678	$(8,035)
Reconciling items
Depreciation and intangible amortization	7,261	7,938	7,745
Amortization of program rights	6,541	7,544	8,149
Provision for doubtful accounts	187	236	766
Equity in losses of nonconsolidated affiliates	410	395	392
Impairment of goodwill and other intangibles	—	—	8,074
Loss on disposal of property and equipment	893	1,289	4,625
Payments for program rights	(6,101)	(7,691)	(5,875)
Changes in operating assets and liabilities
Accounts receivable	(2,120)	(821)	649
Prepaid expenses and other assets	(531)	(282)	(182)
Accounts payable, accrued expenses and other liabilities	(37)	(208)	(1,160)

Net cash provided by operating activities	26,086	25,078	15,148
Cash flows from investing activities
Purchases of property and equipment	(4,417)	(5,520)	(2,746)
Proceeds from sale of property and equipment	11	328	9

Net cash used in investing activities	(4,406)	(5,192)	(2,737)
Cash flows from financing activities
Net distributions to owners	(21,680)	(19,886)	(12,411)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—

Supplemental cash flow information:
Cash paid for taxes	$295	$114	$—
Noncash investing and financing activities Property and equipment purchases included in accounts payable	37	311	34

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2011, 2010 and 2009

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

1. Basis of presentation and nature of business

Newport Television LLC (a wholly owned subsidiary of Newport Television Holdings LLC, which is a wholly owned subsidiary of Newport TV Holdco LLC, hereafter referred to as “Newport”) owns and operates television stations across the United States of America. Newport is a party to a shared services agreement and a joint sales agreement providing certain sales, operational, and administrative services to High Plains Broadcasting, Inc. and its subsidiaries (“High Plains”). High Plains is a variable interest entity which is consolidated into the Newport financial statements.

On July 18, 2012, Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) entered into asset purchase agreements to purchase substantially all of the assets (excluding working capital) of 22 television stations owned by Newport and High Plains, including 10 stations distributed as digital multicast stations, Newport’s New York Hub service center and Inergize Digital for $285.5 million (the “Transactions”). The 22 television stations are located in the following markets: Binghamton, New York; Elmira, New York; Jackson, Tennessee; Little Rock, Arkansas; Memphis, Tennessee; Salt Lake City, Utah; Syracuse, New York; and Watertown, New York (“The Combined Group”). The Nexstar transaction includes the assets of these markets except for Little Rock, Arkansas, which is to be sold to Mission, an independently-owned variable interest entity included in the consolidated financial statements of Nexstar. The transactions are expected to close upon receipt of regulatory approval.

These combined financial statements represent the 22 stations, including 10 stations distributed as digital multicast stations, Newport’s New York Hub service center and Inergize Digital which are all included in the Transactions. These stations are affiliated with four major networks, including five ABC stations, two NBC stations, two FOX station, and four CW stations. These stations reach approximately 3.0 million homes weekly and cover 2.6% of the television households in the United States. These stations operate in demographic market areas as defined by AC Nielsen ranging in rank from 33rd to 177th.

A significant source of programming for ABC, NBC, FOX, and CW affiliated television stations are their respective networks, which produce and distribute programming in exchange for commitments to air the programming at specified times and for commercial announcement time during the programming. Another source of programming is provided to each station by selecting and purchasing syndicated television programs. The stations compete with other television stations within each market for these programming rights. The majority of the stations produce local news programming.

The accompanying financial statements and related notes present the combined financial position, results of operations and cash flows of The Combined Group and reflect allocations of the cost of certain services provided by Newport for treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services. Management believes the allocation methodologies are reasonable. All credit facilities are recorded by Newport and High Plains at the corporate level and as such, interest and financing activity costs have not been allocated to The Combined Group. Substantially all of the assets of The Combined Group serve as collateral to secure the aforementioned credit facilities.

2. Principles of combination

The combined financial statements have been derived from the financial statements and accounting records of Newport and High Plains and combine the accounts of the operations previously described. All material intercompany accounts and transactions have been eliminated.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

3. Allowance for doubtful accounts

The Combined Group evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debts based on historical experience of bad debts as a percent of revenues, adjusted for relative improvements or deteriorations in the aging and changes in current economic conditions.

4. Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements	10–39 years
Towers, transmitters and studio equipment	7–20 years
Furniture and other equipment	3–20 years
Leasehold improvements	Shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated over the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized. The Combined Group tests for possible impairment of property and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used, indicate that the carrying amount of the asset may not be recoverable. If indicators exist, The Combined Group compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows.

5. Intangible Assets

The Combined Group classifies intangible assets as definite-lived, indefinite-lived or as goodwill. Definite-lived intangibles are amortized over the estimated lives of the relationships. The Combined Group periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. Indefinite-lived intangibles include broadcast FCC licenses. The excess cost over fair value of net assets acquired is classified as goodwill. FCC licenses and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Combined Group tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

If indicators exist, The Combined Group compares the estimated future undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in an amount necessary to reduce the carrying value of the asset to fair value.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

The Combined Group performs its annual impairment test for its FCC licenses using a direct valuation technique, which is an acceptable industry approach. Certain assumptions are used under The Combined Group’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values.

The impairment test for goodwill utilizes a two-step fair value approach. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit to its carrying amount. The Combined Group has determined that each market constitutes a reporting unit. The fair value of a reporting unit is determined using a combination of a comparable transaction analysis and a discounted cash flows analysis that excludes network compensation payments. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting units’ goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in the first step) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The Combined Group utilizes an independent third party valuation firm to assist in the development of these assumptions and determination of the fair value of its intangible assets.

6. Program rights

Program rights represent the right to air various forms of first-run and existing second-run programming. Program rights and the corresponding contractual obligations are recorded when the license period begins and the programs are available for use. Program rights are carried at the lower of unamortized cost or estimated net realizable value on a program-by-program basis. Program rights and the corresponding contractual obligations are classified as current or long-term based on estimated usage and payment terms, respectively. Costs of first-run and existing second-run programming are generally amortized on a straight-line basis over the term of the license period.

7. Nonconsolidated affiliates

In general, investments in which The Combined Group owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Combined Group reviews the value of equity method investments and records impairment charges in the statements of operations for any decline in value that is determined to be other-than-temporary. These are classified as other assets in the accompanying balance sheet.

8. Assets and Liabilities Measured at Fair Value

Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, US Generally Accepted Accounting Principles establish a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that The Combined Group has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability that are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Combined Group’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The Combined Group performs an annual impairment test, on October 1, on intangible assets and, if necessary, writes certain intangible assets down to fair value if changes in economic conditions indicate the assets are impaired. These impairments are based primarily on unobservable (Level 3) inputs.

9. Income taxes

The Combined Group files its income tax returns as part of the respective owners’ returns.

As a limited liability company, Newport is taxed as a partnership under the Internal Revenue Code and applicable state statutes. Income or loss flows through to the members to be taxed on their applicable tax returns; accordingly, the financial statements do not include any provision for federal or state pass-through income taxes. Certain states in which The Combined Group operates will assess tax on an income or gross receipts basis, regardless of entity type. The state taxes related to The Combined Group are reflected in these combined financial statements.

High Plains, a corporation, accounts for deferred income tax assets and liabilities based on the temporary differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets and liabilities are determined at the end of each period using the current enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. The financial statements reflect the income tax expense associated with High Plains, as if a stand-alone tax return was filed.

10. Revenue recognition

The Combined Group’s revenue is primarily derived from the sale of advertising. Advertising revenue is recognized over the period in which the commercials are aired. Advertising revenue is reported net of agency and national sales representative commissions, which are calculated based on a stated percentage applied to gross billing revenue. Payments received in advance of being earned are recorded as deferred income.

Retransmission consent revenue is recognized based on the number of subscribers over the life of the agreement.

Inergize Digital revenue is generated pursuant to contracts with its customers. Contracted monthly fees for website hosting and website content management is recognized in the month of service. Revenue generated through website development and other related projects is recognized upon completion of the project based upon the contracted rate. Advertising revenue is recognized when advertising is broadcast based upon the contracted rate.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

11. Barter and trade transactions

Barter and trade transactions represent the exchange of airtime for merchandise or services. These transactions are generally recorded at the fair market value of the airtime, or the fair market value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcast. Expenses are recorded ratably over the period the merchandise or service received is utilized.

Barter and trade revenue and expenses included in operations for the years ended December 31, were as follows:

(in thousands)	Revenues	Expenses
2011	$4,108	$4,035
2010	4,579	4,289
2009	5,134	5,023

12. Advertising expense

The Combined Group records advertising expense as it is incurred. Advertising expense for the years ended December 31, 2011, 2010, and 2009 was $134,000, $33,000, and $70,000, respectively.

13. Use of estimates

The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Combined Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

14. Subsequent Events

The Combined Group evaluated and disclosed subsequent events, if any, through October 15, 2012, which represents the date as of which the financial statements were available to be issued.

NOTE B—INTANGIBLE ASSETS AND GOODWILL

1. Definite-lived intangibles

The Combined Group classifies intangible assets as definite-lived, indefinite-lived or as goodwill. Definite-lived intangibles include network affiliation agreements which represent the value assigned to an acquired television station’s relationship with a national television network. These intangible assets are amortized over the estimated lives of the relationships. The Combined Group periodically reviews the appropriateness of the amortization periods related to its definite-lived assets.

The following tables reflect the gross carrying amount and accumulated amortization of definite-lived intangibles:

	Weighted Average Amortization Period	December 31, 2011
(In thousands)		Gross Carrying Amount	Accumulated Amortization	Net Book Value
Definite-lived intangible assets:
Network affiliation	8 years	$2,160	$(1,035)	$1,125
Favorable leasehold interests	10 years	2,376	(911)	1,465

Total		$4,536	$(1,946)	$2,590

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

	Weighted Average Amortization Period	December 31, 2010
		Gross Carrying Amount	Accumulated Amortization	Net Book Value
Definite-lived intangible assets:
Network affiliation	8 years	$2,160	$(765)	$1,395
Favorable leasehold interests	10 years	2,376	(673)	1,703

Total		$4,536	$(1,438)	$3,098

	Weighted Average Amortization Period	December 31, 2009
		Gross Carrying Amount	Accumulated Amortization	Net Book Value
Definite-lived intangible assets:
Network affiliation	8 years	$2,160	$(495)	$1,665
Favorable leasehold interests	10 years	2,376	(436)	1,940
Retransmission Agreements	2 years	1,615	(1,481)	134
Other	2 years	97	(90)	7

Total		$6,248	$(2,502)	$3,746

Amortization expense for the next five years is as follows:

For the years ending December 31,
(In thousands)
2012	$508
2013	508
2014	508
2015	508
2016	283

2. Indefinite-lived Intangibles

The Combined Group’s indefinite-lived intangible assets consist of FCC broadcast licenses. FCC broadcast licenses are granted to television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost.

The Combined Group does not amortize its FCC broadcast licenses, but rather tests them for impairment at least annually using a direct method. During 2011 and 2010, The Combined Group performed this analysis as of October 1 and did not recognize any FCC license impairment. During 2009, The Combined Group performed this analysis as of October 1 and recognized FCC license impairment of $7.3 million in the statement of operations.

3. Goodwill

During 2011, The Combined Group tested goodwill impairment as of October 1, 2011. As a result, The Combined Group did not recognize any goodwill impairment. The Combined Group’s accumulated goodwill impairment loss was $0.8 million at December 31, 2011. The key assumptions used to determine the fair value of

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

the reporting units at October 1, 2011 include the following: (a) discount rate of 10.0%; (b) long term market growth rates of 1.5% to 4.0%; (c) annual expense growth rates of 1.0% to 4.5%; (d) effective combined federal and state tax rates of 34.0% to 40.6%.

During 2010, The Combined Group tested goodwill impairment as of October 1, 2010. As a result, The Combined Group did not recognize any goodwill impairment. The Combined Group’s accumulated goodwill impairment loss was $0.8 million at December 31, 2010. The key assumptions used to determine the fair value of the reporting units at October 1, 2010 include the following: (a) discount rate of 10.5%; (b) long term market growth rates of 1.5% to 4.0%; (c) annual expense growth rates of 2.0% to 3.5%; (d) effective combined federal and state tax rates of 34.0% to 40.6%.

During 2009, The Combined Group tested goodwill impairment as of October 1, 2009. As a result, The Combined Group recognized $0.8 million of goodwill impairment due to the continued decline in the advertising market experienced during the first three quarters of 2009. The key assumptions used to determine the fair value of the reporting units at October 1, 2009 include the following: (a) discount rate of 11.0%; (b) long term market growth rates of 1.5% to 4.0%; (c) annual expense growth rates of 2.0% to 3.0%; (d) effective combined federal and state tax rates of 34.0% to 40.6%.

NOTE C—COMMITMENTS AND CONTINGENCIES

The Combined Group has long-term operating leases for office space, certain broadcasting facilities and equipment. The leases expire at various dates, generally during the next ten years, and have varying options to renew and cancel. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by The Combined Group. In addition, The Combined Group has commitments relating to programming rights.

As of December 31, 2011, The Combined Group’s future minimum rental commitments under non-cancelable operating lease agreements and future programming rights not yet reflected in the balance sheet, both with terms in excess of one year, consist of the following:

(In thousands)	Payments Due for Year Ended December 31,
	2012	2013	2014	2015	2016	Thereafter	Total
Program rights payments	$870	$2,504	$1,965	$971	$938	$2,392	$9,640
Operating leases	466	348	181	118	101	474	1,688

Total contractual obligations	$1,336	$2,852	$2,146	$1,089	$1,039	$2,866	$11,328

Rental expense for operating leases for each of the years ended December 31, 2011, 2010, and 2009 was approximately $0.7 million, $0.7 million, and $0.9 million, respectively.

There are no pending legal proceedings that The Combined Group anticipates will have a material adverse effect on its financial statements.

NOTE D—RELATED PARTY AND OTHER TRANSACTIONS

Newport provides certain day-to-day management services to The Combined Group. In addition to the day-to-day management of the stations, these services include treasury, payroll, human resources, employee

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

benefit services, legal and related services, and information systems and related information technology services. As part of the treasury services, day-to-day net cash is swept to Newport’s bank accounts. The net cash flow generated by The Combined Group is reflected as net distributions to owners in the accompanying financial statements. The costs of these services are prorated to all stations based on the station’s broadcast cash flow and are reflected as corporate expense allocation in the accompanying financial statements. Management believes the allocation methodology is reasonable. Total corporate costs allocated to The Combined Group for the years ended December 31, 2011, 2010, and 2009, were $3.3 million, $3.6 million, and $5.4 million, respectively. For the years ended December 31, 2011, 2010, and 2009, the corporate costs allocated to The Combined Group includes $0.6 million, $0.6 million and $0.3 million, respectively, of noncash compensation expense for restricted units issued to certain members of the corporate management team.

Inergize Digital (a division of Newport) provides website hosting, website development, website content management, website related advertising support and certain sales support services to all Newport stations, including those in The Combined Group. Inergize Digital revenues recognized in the combined statements of operations from Newport stations not included in The Combined Group for the years ended December 2011, 2010, and 2009 were $3.5 million, $3.2 million, and $2.6 million, respectively.

The New York Hub (a division of Newport) provides certain engineering, programming, master control, accounting, and traffic support services to the all stations located in New York in The Combined Group, as well as other Newport stations located in New York. New York Hub revenues recognized in the combined statements of operations from Newport stations not included in The Combined Group for the years ended December 31, 2011, 2010, and 2009 were $1.1 million, $1.2 million, and $1.2 million, respectively.

Newport has a management agreement with its equity partner which owns the majority of the equity interests of Newport. Under this management agreement, Newport is to pay its equity partner an annual management fee based on EBITDA, as defined in the agreement. This expense of $2.1 million, $1.9 million, and $1.2 million for the years ended December 31, 2011, 2010, and 2009, respectively, has not been allocated to the financials of The Combined Group.

The Combined Group’s employees are eligible to participate in the Newport 401(k) Plan, a defined contribution plan (the “Plan”). Newport suspended any company match in 2009 and The Combined Group did not recognize any expense related to the Plan during 2011, 2010, and 2009.

Newport is currently self-insured up to certain stop-loss thresholds for health and welfare benefit plans and obtains insurance from various third parties for general liability, property, and casualty insurance. Newport charges The Combined Group premiums based on one or more of the following: number of employees, historical claims, estimates of future claims, administrative costs, and applicable third party insurance premiums. The insurance premiums charged to The Combined Group for the years ended December 2011, 2010, and 2009 were $2.4 million, $2.6 million, and $2.2 million, respectively.

NOTE E—INCOME TAXES

The income taxes presented in the combined financial statements represent the taxes on High Plain’s stations as if a stand-alone tax return was filed plus any income taxes in the state of Tennessee. Income tax expense for the years ended December 31, 2011 and 2010 was $0.3 million and $0.1 million, respectively. There was no income tax expense in 2009. Deferred tax assets associated with High Plains and Tennessee are recorded at the Newport and High Plains level.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2011, 2010 and 2009

The Combined Group evaluates its uncertain tax positions annually. Accordingly, a liability is recognized when it is more likely than not that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimates and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

The Combined Group is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. Newport and High Plains are subject to U.S. federal, state and local tax examinations by tax authorities for its 2009—2011 returns.

The Combined Group is not currently under examination. The Combined Group does not expect any material changes to its unrecognized tax benefits within the next 12 months. The Combined Group recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense for all periods presented.

NOTE F—FAIR VALUE MEASUREMENTS

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 31, 2011, 2010, and 2009.

The following table summarizes the valuation of assets, upon which impairment was recorded, at fair value on a nonrecurring basis in the combined balance sheets at December 31, 2009:

(In thousands)	Items measured at fair value on a non-recurring basis
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Balance as of December 31, 2009
	Level 1	Level 2	Level 3
Assets
Goodwill	$—	$—	$15,283	$15,283
Broadcast license rights	—	—	57,889	57,889

Total assets at fair value	$—	$—	$73,172	$73,172

Note: Goodwill and broadcast license rights were measured on October 1, 2009 (the measurement date for impairment testing) and may not necessarily reflect fair value as of December 31, 2009.

*    *    *    *

The Combined Group

COMBINED BALANCE SHEETS

(in thousands, except per share amounts, unaudited)

	June 30, 2012	December 31, 2011
	(Unaudited)
Current Assets
Accounts receivable, less allowance of $371 and $389 at June 30, 2012 and December 31, 2011, respectively	17,462	18,461
Program rights	2,335	3,778
Prepaid expenses and other assets	616	722

Total Current Assets	20,413	22,961
Property and Equipment
Land, buildings and improvements	13,835	13,802
Towers, transmitters and studio equipment	52,850	53,373
Furniture and other equipment	4,337	4,227
Construction in progress	129	246

	71,151	71,648
Less accumulated depreciation	26,495	23,566

	44,656	48,082
Intangible Assets
Definite-lived intangibles, net of accumulated amortization of $2,199 and $1,946 at June 30, 2012 and December 31, 2011, respectively	2,337	2,590
Indefinite-lived intangibles—licenses	73,966	73,966
Goodwill	18,421	18,421
Other Noncurrent Assets
Program rights	1,386	2,305
Other noncurrent assets	1,219	1,249

Total assets	$162,398	$169,574

Current Liabilities
Accounts payable	$1,862	$2,733
Accrued expenses	1,842	2,281
Program rights payable	4,899	6,291
Other current liabilities	24	62

Total current liabilities	8,627	11,367
Noncurrent Liabilities
Program rights payable	2,067	3,565
Other noncurrent liabilities	8	18

Total liabilities	10,702	14,950
Commitments and contingencies
Owners’ Equity	151,696	154,624

Total liabilities and owners’ equity	$162,398	$169,574

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF INCOME

(in thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net revenue	$26,661	$24,913	$50,921	$48,237
Operating expenses
Direct operating expenses	8,096	8,051	16,084	16,076
Selling, general & administrative expenses	8,404	8,008	16,723	16,177
Corporate expense allocation	1,070	884	1,875	1,700
Depreciation & amortization	1,867	1,824	3,734	3,613
Loss on disposal of fixed assets	371	143	373	160

Operating income	6,853	6,003	12,132	10,511
Other expense
Equity in losses of nonconsolidated affiliates	(99)	(102)	(197)	(206)

Income before income taxes	6,754	5,901	11,935	10,305
Income taxes	74	74	148	148

Net income	$6,680	$5,827	$11,787	$10,157

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY

(in thousands, except per share amounts, unaudited)

Owners’ Equity
Balance at December 31, 2011	$154,624
Net income	11,787
Net distribution to owners	(14,715)

Balance at June 30, 2012	$151,696

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

COMBINED STATEMENTS OF CASH FLOWS

(in thousands, except per share amounts, unaudited)

	Six Months Ended
	June 30, 2012	June 30, 2011
Cash flows from operating activities
Net income	$11,787	$10,157
Reconciling items
Depreciation and intangible amortization	3,734	3,613
Amortization of program rights	2,361	2,707
Provision for doubtful accounts	135	2
Equity in losses of nonconsolidated affiliates	197	206
Loss on disposal of property and equipment	373	160
Payments for program rights	(2,889)	(3,129)
Changes in operating assets and liabilities
Accounts receivable	864	415
Prepaid expenses and other assets	(61)	(338)
Accounts payable, accrued expenses and other liabilities	(1,359)	(1,935)

Net cash provided by operating activities	15,142	11,858
Cash flows from investing activities
Purchases of property and equipment	(427)	(1,742)
Cash flows from financing activities
Net distributions to owners	(14,715)	(10,116)

Net change in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental cash flow information:
Cash paid for taxes	$148	$148

The accompanying notes are an integral part of these combined financial statements.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS

June 30, 2012 and 2011

(Unaudited)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Basis of presentation and nature of business

Newport Television LLC (a wholly owned subsidiary of Newport Television Holdings LLC, which is a wholly owned subsidiary of Newport TV Holdco LLC, hereafter referred to as “Newport”) owns and operates television stations across the United States of America. Newport is a party to a shared services agreement and a joint sales agreement providing certain sales, operational, and administrative services to High Plains Broadcasting, Inc. and its subsidiaries (“High Plains”). High Plains is a variable interest entity which is consolidated into the Newport financial statements.

On July 18, 2012, Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) entered into asset purchase agreements to purchase substantially all of the assets (excluding working capital) of 22 television stations owned by Newport and High Plains, including 10 stations distributed as digital multicast stations, Newport’s New York Hub service center and Inergize Digital for $285.5 million (the “Transactions”). The 22 television stations are located in the following markets: Binghamton, New York; Elmira, New York; Jackson, Tennessee; Little Rock, Arkansas; Memphis, Tennessee; Salt Lake City, Utah; Syracuse, New York; and Watertown, New York (“The Combined Group”). The Nexstar transaction includes the assets of these markets except for Little Rock, Arkansas, which is to be sold to Mission, an independently-owned variable interest entity included in the consolidated financial statements of Nexstar. The transactions are expected to close upon receipt of regulatory approval.

These combined financial statements represent the 22 stations, including 10 stations distributed as digital multicast stations, Newport’s New York Hub service center and Inergize Digital which are all included in the above transactions with Nexstar and Mission. These stations are affiliated with four major networks, including five ABC stations, two NBC stations, two FOX station, and four CW stations. These stations reach approximately 3.0 million homes weekly and cover 2.6% of the television households in the United States. These stations operate in demographic market areas as defined by AC Nielsen ranging in rank from 33rd to 177th.

A significant source of programming for ABC, NBC, FOX, and CW affiliated television stations are their respective networks, which produce and distribute programming in exchange for commitments to air the programming at specified times and for commercial announcement time during the programming. Another source of programming is provided to each station by selecting and purchasing syndicated television programs. The stations compete with other television stations within each market for these programming rights. The majority of the stations produce local news programming.

The accompanying financial statements and related notes present the combined financial position, results of operations and cash flows of The Combined Group and reflect allocations of the cost of certain services provided by Newport for treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services. Management believes the allocation methodologies are reasonable. All credit facilities are recorded by Newport and High Plains at the corporate level and as such, interest and financing activity costs have not been allocated to The Combined Group. Substantially all of the assets of The Combined Group serve as collateral to secure the aforementioned credit facilities.

2. Principles of combination

The combined financial statements have been derived from the financial statements and accounting records of Newport and High Plains and combine the accounts of the operations previously described. All material intercompany accounts and transactions have been eliminated.

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2012 and 2011

(Unaudited)

3. Interim financial statements

The combined financial statements do not include all disclosures normally included with the audited combined financial statements, and accordingly should be read together with the audited combined financial statements for the year ended December 31, 2011. In the opinion of management, the accompanying financial statements contain all adjustments necessary to fairly state the financial position, results of operations, and cash flows of The Combined Group for the periods presented. The interim financial statements are not necessarily indicative of the results to be expected for the full year.

4. Use of estimates

The preparation of these financial statements requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Combined Group bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

5. Subsequent events

The Combined Group evaluated and disclosed subsequent events, if any, through October 15, 2012, which represents the date as of which the financial statements were available to be issued.

NOTE B—RELATED PARTY AND OTHER TRANSACTIONS

Newport provides certain day-to-day management services to The Combined Group. In addition to the day-to-day management of the stations, these services include treasury, payroll, human resources, employee benefit services, legal and related services, and information systems and related information technology services. As part of the treasury services, day-to-day net cash is swept to Newport’s bank accounts. The net cash flow generated by The Combined Group is reflected as distributions to owners in the accompanying financial statements. Management believes the allocation methodology is reasonable. The costs of these services are prorated to all stations based on the station’s broadcast cash flow and are reflected as corporate expense allocation in the accompanying financial statements. Total corporate costs allocated to The Combined Group for the three months ended June 30, 2012 and 2011 were approximately $1.1 million and $0.9 million, respectively, of which $0.1 million in both periods was related to noncash compensation expense for restricted units issued to certain members of the corporate management team. Total corporate costs allocated to The Combined Group for the six months ended June 30, 2012 and 2011 were approximately $1.9 million and $1.7 million, respectively, of which $0.2 million in both periods was related to noncash compensation expense for restricted units issued to certain members of the corporate management team.

Inergize Digital (a division of Newport) provides website hosting, website development, website content management, website related advertising support and certain sales support services to all Newport stations, including those in The Combined Group. Revenues from Newport stations not included in The Combined Group for the three months ended June 30, 2012 and 2011 were $1.0 million and $0.9 million, respectively. Revenues from Newport stations not included in The Combined Group for the six months ended June 30, 2012 and 2011 were $1.9 million and $1.8 million, respectively.

The New York Hub (a division of Newport) provides certain engineering, programming, master control, accounting, and traffic support services to the stations located in New York. This includes all stations located in New York in The Combined Group, as well as other Newport stations located in New York. Revenues from

The Combined Group

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2012 and 2011

(Unaudited)

Newport stations not included in The Combined Group for the three months ended June 30, 2012 and 2011 were $0.3 million for both periods. Revenues from Newport stations not included in The Combined Group for the six months ended June 30, 2012 and 2011 were $0.7 million and $0.6 million, respectively.

Newport has a management agreement with its equity partner which owns the majority of the equity interests of Newport. Under this management agreement, Newport is to pay its equity partner an annual management fee based on EBITDA, as defined in the agreement. This expense of $0.6 million and $0.5 million for the three months ended June 30, 2012 and 2011, respectively, and $1.1 million and $1.0 million for the six months ended June 30, 2012 and 2011, respectively, has not been allocated to The Combined Group.

The Combined Group’s employees are eligible to participate in the Newport 401(k) Plan, a defined contribution plan (the “Plan”). Newport suspended any company match in 2009 and The Combined Group did not recognize any expense related to the Plan for the three months and six months ended June 30, 2012 and 2011.

Newport is currently self-insured up to certain stop-loss thresholds for health and welfare benefit plans and obtains insurance from various third parties for general liability, property, and casualty insurance. Newport charges The Combined Group premiums based on one or more of the following: number of employees, historical claims, estimates of future claims, administrative costs, and applicable third party insurance premiums. The insurance premiums charged to The Combined Group for the three months ended June 30, 2012 and 2011 were approximately $0.7 million and $0.6 million, respectively. The insurance premiums charged to The Combined Group for the six months ended June 30, 2012 and 2011 were approximately $1.3 million and $1.2 million, respectively. These expenses are included in the selling, general, and administrative expenses in the accompanying financial statements.

$300,000,000

Nexstar Broadcasting Group, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

Nexstar Broadcasting, Inc.

Debt Securities

Guarantees of Debt Securities

16,515,384 Shares of Class A Common Stock

Offered by Selling Stockholders

PROSPECTUS

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses, to be paid solely by Nexstar Broadcasting Group, Inc. in connection with the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$64,506
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Transfer agent fees and expenses	10,000
Trustee’s fees and expenses	10,000
Printing fees and expenses	5,000
Miscellaneous expenses	20,000

Total	$154,506

*	The expenses in connection with the issuance and distribution of the securities are not currently determinable because an indeterminate amount of securities is covered by this registration statement. The amounts shown are estimates of expenses payable by us in connection with the filing of this registration statement and one offering of securities hereunder, but does not limit the amount of securities that may be offered.

Item 15. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article Fifth of our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Article Fifth of our amended and restated certificate of incorporation also provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The indemnification rights set forth above are not exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, a proposed form of purchase agreement or underwriting agreement filed as an exhibit in connection with an underwritten offering of the securities offered hereunder may provide for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 16. Exhibits.

Reference is made to the attached Exhibit Index.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 2, 2012.

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Perry A. Sook

Name:	Perry A. Sook
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Perry A. Sook and Thomas E. Carter, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, for the offering to which this registration statement relates), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on November 2, 2012:

Name	Title

/s/ Perry A. Sook Perry A. Sook	President, Director and Chief Executive Officer (principal executive officer)

/s/ Thomas E. Carter Thomas E. Carter	Executive Vice President Finance and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Erik Brooks Erik Brooks	Director

/s/ Jay M. Grossman Jay M. Grossman	Director

/s/ Brent Stone Brent Stone	Director

/s/ Tomer Yosef-Or Tomer Yosef-Or	Director

/s/ Royce Yudkoff Royce Yudkoff	Director

Name	Title

/s/ Geoff Armstrong Geoff Armstrong	Director

/s/ Michael Donovan Michael Donovan	Director

/s/ I. Martin Pompadur I. Martin Pompadur	Director

/s/ Lisbeth McNabb Lisbeth McNabb	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 2, 2012.

NEXSTAR BROADCASTING, INC.

By:	/s/ Perry A. Sook

Name:	Perry A. Sook
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Perry A. Sook and Thomas E. Carter, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, for the offering to which this registration statement relates), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on November 2, 2012:

Name	Title

/s/ Perry A. Sook Perry A. Sook	President, Director and Chief Executive Officer (principal executive officer)

/s/ Thomas E. Carter Thomas E. Carter	Executive Vice President Finance and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Erik Brooks Erik Brooks	Director

/s/ Jay M. Grossman Jay M. Grossman	Director

/s/ Brent Stone Brent Stone	Director

/s/ Royce Yudkoff Royce Yudkoff	Director

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1	Specimen Class A Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-1 (File No. 333-86994) filed by Nexstar Broadcasting Group, Inc.)

4.2*	Specimen preferred stock certificate.

4.3*	Form of Certificate of Designation of preferred stock.

4.4*	Form of debt securities.

4.5	Form of Indenture relating to the Nexstar Broadcasting Group, Inc. Debt Securities.

4.6	Form of Indenture relating to the Nexstar Broadcasting, Inc. Debt Securities.

4.7*	Form of Warrant Agreement (including form of Warrant Certificate).

5.1	Opinion of Kirkland & Ellis LLP.

12.1	Statement of computation of ratios of earnings to combined fixed charges and preferred dividends.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Kirkland & Ellis LLP (set forth in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of the Registration Statement).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, to act as trustee under the Indenture of Nexstar Broadcasting Group, Inc.

25.2	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, to act as trustee under the Indenture of Nexstar Broadcasting, Inc.

*	To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.